Filed Under Rule 424(b)(2), Registration Statement No. 333-92082
Pricing Supplement Number 9 Dated Tuesday, February 18, 2003
(To: Prospectus Supplement Dated December 06, 2002 and Prospectus Dated December 06, 2002)

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
8124JFBC9	$40,414,000.00	100%	.625%	$40,161,412.50	5.500%	SEMI-ANNUAL	02/15/2006	08/15/2003	$26.58	YES	Senior Unsecured Notes	Baa1	A-	BBB+
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Banc One Securities, CSFB, Deutsche Banc Sec. (573), Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Pershing, Inc., Prudential Securities, Quick and Reilly Inc., RBC Dain Rauscher, U.S. Bancorp Piper Jaffray, UBS PaineWebber, Wachovia Securities

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
8124JFBD7	$24,063,000.00	100%	1.000%	$23,822,370.00	6.250%	SEMI-ANNUAL	02/15/2008	08/15/2003	$30.21	YES	Senior Unsecured Notes	Baa1	A-	BBB+
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Banc One Securities, CSFB, Deutsche Banc Sec. (573), Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Pershing, Inc., Prudential Securities, Quick and Reilly Inc., RBC Dain Rauscher, U.S. Bancorp Piper Jaffray, UBS PaineWebber, Wachovia Securities

Sears Roebuck Acceptance Corp.	Trade Date: Tuesday, February 18, 2003 @12:00 PM ET
Settlement Date (Original Issue Date): Friday, February 21, 2003
Minimum Denomination/Increments: 1 Note/1 Note
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

If the stated maturity date, date of earlier redemption or repayment or interest payment date for any note is not a business day, principal and interest for that note will be paid on the next business day, and no interest will accrue on the amount payable from the stated maturity date, date of earlier redemption or repayment or interest payment date to that next business day.

InterNotes® is the trade mark of INCAPITAL, LLC. All rights reserved

Sears Roebuck Acceptance Corp. $2,000,000,000.00 Sears Roebuck Acceptance Corp. InterNotes Prospectus Dated 06-Dec-02